February 15, 2006


Mail Stop 4561

Walter Tatum
370 Amapola Avenue, Suite 202
Torrance, CA  90501

Re:	Cyberads, Inc.
		Form 10-KSB/A for the year ended December 31, 2004
      Filed April 15, 2005
		Forms 10-QSB for the quarters ended March 31, 2005
		File No. 333-62690

Dear Mr. Tatum:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3414 if you have questions.


								Sincerely,



								Jorge Bonilla
      Senior Staff Accountant


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Walter Tatum
Cyberads, Inc.
June 30, 2005
Page 1